Exhibit 10.1
TRUECAR, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of the latest date indicated on the signature page of this Agreement (the “Effective Date”), by and between TrueCar, Inc. (the “Company”), and Jantoon Reigersman (“Executive” and, together with the Company, the “Parties”). This Agreement acts as an amendment and restatement of, and supersedes in its entirety, the Employment Agreement entered into between the Parties as of January 20, 2021 (the “Prior Employment Agreement”).
RECITALS
    WHEREAS, the Company wishes to continue to retain the services of Executive and Executive wishes to remain employed by the Company on the terms and subject to the conditions set forth in this Agreement.
    NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:
1.Duties and Obligations.
(a)Duties and Scope of Employment. As of the Effective Date, Executive will continue Executive’s employment with the Company and, beginning June 15, 2023 (the “Promotion Date”), will serve as the Company’s President and Chief Executive Officer (“CEO”) reporting directly to the Company’s Board of Directors (the “Board”). Executive will have the authority generally allowed to persons discharging the duties of such positions. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
(b)Board Membership. Executive will be appointed to serve as a member of the Board effective as of the Effective Date. Thereafter, at each annual meeting of the Company’s stockholders during the Employment Term at which Executive’s term as a member of the Board has otherwise expired, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation(s).
(c)Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the Employment Term for any direct or indirect remuneration without the prior approval of the Board, and Executive will not engage in any other activities that conflict with Executive’s obligations to the Company.
2.At-Will Employment. Subject to the terms hereof, Executive’s employment with the Company remains “at-will” employment and may be terminated by the Company at any time with or without cause or with or without notice. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
3.Compensation.
(a)Base Salary. During the Employment Term, the Company will pay Executive an annual base salary of five hundred thousand dollars ($500,000) as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.
(b)Bonus. Executive will be eligible to receive a bonus targeted annually at 100% of Executive’s then-current Base Salary (the “Bonus”). Any Bonus may be based on a variety of metrics, including Executive’s performance and the Company’s performance, and such other factors as the Board or the Compensation and Workforce Committee of the Board (the “Compensation Committee”) deem appropriate, and will be paid in the sole discretion of the Board or the Compensation Committee.  Because a primary objective of the Bonus is employee retention, Executive will only be eligible to earn a Bonus if Executive remains employed by the Company on the date that the Bonus is paid. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.  The Bonus, if awarded, is generally paid, less the usual, required withholding, on an annual basis and generally paid to employees during the quarter immediately following the end of the annual performance period to which the Bonus relates, and in all cases, not later than March 15th of the year after the year to which the Bonus relates. All or a portion of the Bonus may, at the discretion of the Company, instead of annual payment be paid in the form of quarterly, “spot” or periodic bonuses that may be paid throughout the year or in such other form as the Company determines. The Company’s bonus program is subject to change at the Company’s discretion. In addition, the Company may, in its discretion, grant additional discretionary bonus amounts to Executive.
(c)Equity.
(i)Promotion Award. Effective as of no later than the first regularly scheduled meeting of the Compensation Committee following the Promotion Date, Executive will be granted restricted stock units having an aggregate grant date fair value of approximately one million five hundred thousand dollars ($1,500,000) (the “Promotion RSUs”). 100% of the Promotion RSUs will be granted in the form of time-based restricted stock units. The Promotion RSUs will be scheduled to vest as to 1/3rd on each of June 15, 2024, June 15, 2025, and June 15, 2026, in each case, subject to Executive’s continued service with the Company through the applicable vesting date. The Promotion RSUs will be subject to the terms and conditions of the Company’s 2023 Equity Incentive Plan or such other equity incentive plan then maintained by the Company and a restricted stock unit agreement or performance-based restricted stock unit agreement, as applicable, provided by the Company, which will control the Promotion RSU grant, and each of which documents are incorporated herein by reference.
(ii)2024 Annual Grants. At approximately the same time that the Company grants 2024 annual equity awards to its other executives (expected to be in the first fiscal quarter of 2024), the Company will recommend that Executive be granted annual long-term equity incentive awards having an aggregate grant date fair value of approximately three million four hundred thousand dollars ($3,400,000) (the “2024 LTI”). The Company will recommend that 40% of the 2024 LTI be granted in the form of time-based restricted stock units and the remaining 60% of the 2024 LTI be granted in the form of performance-based restricted stock units, and in each case, will recommend that such awards be subject to the same vesting schedule as applicable to the similar awards provided to the Company’s other executives (as modified as appropriate to reflect the provisions of this Agreement). The 2024 LTI will be subject to the terms and conditions of the Company’s 2023 Equity Incentive Plan or such other equity incentive plan then maintained by the Company and a restricted stock unit agreement or performance-based restricted stock unit agreement, as applicable, provided by the Company, which will control the applicable 2024 LTI grants, and each of which documents are incorporated herein by reference.
(iii)General Eligibility for Additional Equity Awards. Executive will be eligible to receive additional awards of stock options, restricted stock, restricted stock units, performance-based equity awards or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
4.Employee Benefits. During the Employment Term, Executive will be entitled to participate in benefit plans and programs of the Company (including vacation and/or paid-time off), maintained by the Company for the benefit of its employees, if any, on the same terms and conditions as other similarly-situated employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to modify employee compensation and cancel or change the benefit plans and programs it offers to its employees at any time in its discretion.
5.Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
6.Severance Benefits.
(a)Termination without Cause or Resignation for Good Reason Prior to a Change in Control. If the Company terminates Executive’s employment with the Company for a reason other than Cause (and not by reason of Executive’s death or Disability), or Executive resigns from employment with the Company for Good Reason, and in each case, such termination occurs prior to a Change in Control, then subject to Section 8 of this Agreement, Executive will receive as severance from the Company: (i) a lump-sum cash payment equal to twelve (12) months’ of Executive’s Base Salary as in effect on the date of Executive’s termination, payable, less the usual required withholding; (ii) a lump-sum cash payment equal to Executive’s full target Bonus compensation for the year in which the termination occurs; (iii) the immediate vesting of each of Executive’s then-outstanding and unvested Equity Awards as to the number of shares subject to each such Equity Award that otherwise would have vested had he remained an employee of the Company through the twelve (12)-month anniversary of Executive’s termination of employment; provided, however, that any Equity Award that, at any time such Equity Award was outstanding, was subject to performance-based vesting, will instead be treated as provided in the award agreement related to such Equity Award; and (iv) subject to Section 6(d) below, the Company will either, at the Company’s election, reimburse Executive for the payments Executive makes, or pay directly to the insurance provider the premiums, for medical, vision and dental coverage for Executive and Executive’s eligible dependents under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable state law (“COBRA”) during the Severance Period or until Executive has secured other employment that provides group health insurance coverage, whichever occurs first provided Executive timely elects COBRA coverage, remains eligible for COBRA continuation coverage and, with respect to reimbursements, pays for COBRA coverage. With respect to Equity Awards granted on or after the Effective Date, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement or to a later employment or other agreement providing for similar vesting acceleration provisions. Executive agrees and acknowledges that the terms of this Agreement may restrict the Company’s ability to make future modifications, including but not limited to the vesting schedule and/or payment timing, to Executive’s restricted stock units, performance shares and performance units without risking a violation of Section 409A (as defined below).
(b)Termination due to Death or Disability. If Executive’s employment with the Company terminates due to Executive’s death or Disability, regardless of whether before, on or after a Change in Control, then subject to Section 8 of this Agreement, Executive or, if applicable, his estate (in which case references to “Executive” in this Section 6(b) and in Section 6(d) will be deemed to refer to Executive’s estate) will receive as severance from the Company: (i) the immediate vesting as to 100% of each of Executive’s then-outstanding Equity Awards; provided, however, that any Equity Award that, at any time such Equity Award was outstanding, was subject to performance-based vesting, will instead be treated as provided in the award agreement related to such Equity Award, and (ii) subject to Section 6(d) below, the Company will either, at the Company’s election, reimburse Executive for the payments Executive makes, or pay directly to the insurance provider the premiums, for medical, vision and dental coverage for Executive and Executive’s eligible dependents under COBRA during the Severance Period, provided Executive timely elects COBRA coverage, remains eligible for COBRA continuation coverage and, with respect to reimbursements, pays for COBRA coverage. With respect to Equity Awards granted on or after the Effective Date, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement or to a later employment or other agreement providing for similar vesting acceleration provisions.
(c)Termination Without Cause or Resignation for Good Reason on or after a Change in Control. If the Company terminates Executive’s employment with the Company for a reason other than Cause (and not by reason of Executive’s death or Disability), or Executive resigns from employment with the Company for Good Reason, and in each case, such termination occurs upon or after a Change in Control, then subject to Section 8 of this Agreement, Executive will receive as severance from the Company: (i) a lump-sum cash payment equal to twenty-four (24) months’ of Executive’s Base Salary as in effect on the date of Executive’s termination, payable, less the usual required withholding; (ii) a lump-sum cash payment equal to two times the Executive’s full target Bonus compensation for the year in which the termination occurs, payable, less the usual, required withholding; (iii) the immediate vesting as to 100% of each of Executive’s outstanding Equity Awards that both are outstanding as of the date of the termination of Executive’s employment and were granted at least sixty (60) days prior to the applicable Change in Control; provided, however, that any Equity Award that, at any time such Equity Award was outstanding, was subject to performance-based vesting, will instead be treated as provided in the award agreement related to such Equity Award; and (iv) subject to Section 6(d) below, the Company will either, at the Company’s election, reimburse Executive for the payments Executive makes, or pay directly to the insurance provider the premiums, for medical, vision and dental coverage for Executive and Executive’s eligible dependents under COBRA during the Severance Period or until Executive has secured other employment that provides group health insurance coverage, whichever occurs first, provided Executive timely elects COBRA coverage, remains eligible for COBRA continuation coverage and, with respect to reimbursements, pays for COBRA coverage. With respect to Equity Awards granted on or after the Effective Date, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement or to a later employment or other agreement providing for similar vesting acceleration provisions.
(d)COBRA Benefits. Any COBRA reimbursements under this Agreement will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for COBRA coverage. However, if the Company determines in its sole discretion that it cannot, without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), provide any COBRA reimbursements or direct payments of COBRA premiums under this Agreement (either, the “COBRA Benefits”) that otherwise would be due to Executive under this Section 6, the Company will not provide, and Executive will not be entitled to, COBRA Benefits or any payments in lieu of any such COBRA Benefits, in each case, to which Executive is entitled under Section 6(b), but the Company will, in lieu of any such COBRA Benefits to which Executive is entitled under Section 6(a) or Section 6(c) of this Agreement, provide to Executive a taxable monthly payment (“Healthcare Premium Payment”) for the number of months in the Severance Period in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage at coverage levels in effect immediately prior to Executive’s termination (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage. At the same time each monthly Healthcare Premium Payment (if any is due) is paid to Executive, the Company also will provide Executive with a gross-up amount, determined by the Company, necessary to pay federal and state income and employment taxes incurred by Executive with respect to such Healthcare Premium Payment (with such gross-up to be calculated by the Company based on the withholding rates the Company has in effect for Executive at the time the Healthcare Premium Payment is paid to Executive). For the avoidance of doubt, the taxable payments in lieu of COBRA Benefits may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by this Section 6(d) without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment, any further COBRA Benefits or any payments or benefits in lieu thereof.
(e)Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason and other than due to Executive’s death or Disability), or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits (including continued vesting) except for those (if any) as may then be established under the Company’s then-existing severance and benefits plans and practices or pursuant to other then-effective written agreements with the Company that have not been superseded by this Agreement.
(f)Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 6 of this Agreement, the provisions of Section 6 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 6 of this Agreement.
7.Change in Control Benefits. In the event of a Change in Control that occurs while Executive remains an employee of the Company, if Executive remains employed with the Company (or any successor of the Company or subsidiary thereof) as of the first day immediately following the twelve (12)-month anniversary of the Closing of the Change in Control (such day, the “Post-CIC Anniversary Date”), then 100% of any Equity Awards that both are outstanding as of the Post-CIC Anniversary Date and were granted to Executive at least sixty (60) days prior to the applicable Change in Control will vest and become fully exercisable (to the extent applicable) at such time; provided, however, that any such Equity Award that, at any time such Equity Award was outstanding, was subject to performance-based vesting, will instead be treated as provided in the award agreement related to such Equity Award. With respect to Equity Awards granted on or after the Effective Date, but granted prior to the Closing, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement or to a later employment or other agreement providing for similar vesting acceleration provisions.
8.Conditions to Receipt of Severance; No Duty to Mitigate.
(a)Separation Agreement and Release of Claims. The payment of any severance set forth in Section 6(a), Section 6(b), Section 6(c) and Section 6(d) above is contingent upon Executive signing and not revoking a separation and release of claims agreement with the Company (which may include an agreement not to disparage the Company and/or other standard terms and conditions) in a form reasonably acceptable to the Company (the “Release”) upon or following Executive’s separation from service and such Release becoming effective no later than sixty (60) days following Executive’s separation from service (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective. Any severance payments and benefits under this Agreement will be paid on the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 8(b)(ii); provided, however, that any acceleration of vesting of options and restricted stock will be provided on the Release effectiveness date. In no event will Executive have discretion to determine the taxable year of payment of any severance payments or benefits.
(b)Section 409A.
(i)Notwithstanding anything to the contrary in this Agreement, no Deferred Payments, if any, payable to Executive pursuant to this Agreement will be payable until Executive has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 8(b)(ii) will be payable to Executive’s estate or beneficiaries in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes herein. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section

1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein. Any payments or benefits due under Section 6 of this Agreement will be paid as provided under this Agreement, but in no event later than the last day of the second taxable year of Executive following Executive’s taxable year in which Executive’s separation from service from the Company occurs.
(iv)For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
(v)The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. In no event will the Company have any liability or obligation to reimburse, indemnify or hold harmless Executive for any taxes or costs that may be imposed on or incurred by Executive as a result of Section 409A in any situation in which such Section 409A-related taxes or costs were not directly caused by and arising from the Company’s breach of the payment terms of this Agreement. For the avoidance of doubt, the prior sentence does not indicate any agreement by, or affirmative liability or obligation of, the Company to reimburse, indemnify or hold harmless Executive for any taxes or costs that may be imposed on or incurred by Executive as a result of Section 409A in any situation. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
(c)Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with: (i) the terms of the Confidential Information Agreement (as defined in Section 11), and (ii) the provisions of this Agreement. In the event Executive breaches the provisions of this Section 8(c), all payments and benefits to which Executive may otherwise be entitled to pursuant to Section 6 will immediately cease.
(d)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
9.Limitation on Payments. In the event that the severance or change in control-related or other payments or benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance or change in control-related or other payments or benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code. If a reduction in severance and/or other payments or benefits constituting “parachute payments” is necessary so that payments or benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to Executive, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will Executive have any discretion with respect to the ordering of payment reductions.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.
10.Definitions.
(a)Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s failure to perform his assigned duties or responsibilities as an employee (other than a failure resulting from (x) Executive’s Disability, (y) any medically determinable physical or mental impairment for which Executive is receiving income replacement benefits under a Company sponsored short-term or long-term disability plan, or (z) any medically determinable physical or mental impairment for which Executive is on a Company-approved leave of absence) after written notice thereof from the Company describing Executive’s failure to perform such duties or responsibilities; (ii) Executive intentionally engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company; (iii) Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates that the Board determines to be likely to injure the operations or reputation of the Company or prevent Executive from being able to perform the duties of Executive’s position; (iv) Executive’s material breach of any confidentiality agreement or invention assignment agreement (including, but not limited to, the Confidential Information Agreement) between Executive and the Company (or any affiliate of the Company); (v) Executive being convicted of, or entering a plea of nolo contendere to, (x) any crime that the Board determines to be likely to injure the operations or reputation of the Company or prevent Executive from being able to perform the duties of Executive’s position, (y) any felony, or (z) any crime of moral turpitude; or (vi) Executive’s material violation of any material written Company policy or procedure that has been provided to the Executive. For purposes of clarity, Executive’s termination of employment due to death or Disability is not, by itself, deemed to be a termination by the Company other than for Cause or a resignation for Good Reason. In the event of any alleged breach pursuant to clause (i) of this Section 10(a), the Company will first give Executive written notice which specifically identifies the manner in which the Board believes that the Executive’s conduct constitutes the alleged failure to perform and, if curable, Executive will have the opportunity to correct the deficiency within a period of fifteen (15) days, before the Company can proceed with a termination for Cause under such clause (i)  of this Section 10(a); provided, however, that in any given twelve (12) month period, Executive will have no more than one (1) opportunity to cure a failure to perform under clause (i)  of this Section 10(a).
(b)Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:
(i)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control and, provided, further, that the Board may, in its reasonable judgment, determine that any change in the ownership of the stock of the Company as a result of a financing of the Company or otherwise, in the determination of the Board, for fundraising purposes, in each case that is approved by the Board prior to such change in ownership also will not be considered a Change in Control; or
(ii)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (ii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (ii)(B)(3) and, provided, further; that the Board may determine that certain asset transfers that should not, in the reasonable judgment of the Board (as constituted immediately prior to such asset transfers), be considered to be a “Change in Control” due to extenuating factors such as, for example, a determination being made to continue its business using only a certain subset of its assets rendering the remainder obsolete or retention of the proceeds from such sale by the Company for subsequent business use. For purposes of this subsection (ii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(c)Closing. For purposes of this Agreement, “Closing” means the closing of the first transaction constituting a Change in Control that occurs on or following the Effective Date.
(d)Deferred Payments. For purposes of this Agreement, “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries), that in each case, when considered together, are considered deferred compensation subject to and not otherwise exempt from Section 409A.
(e)Disability. For purposes of this Agreement, “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.
(f)Equity Awards. For purposes of this Agreement, “Equity Awards” means any of Executive’s stock options to purchase shares of the Company’s common stock, restricted shares of the Company’s common stock (including unvested shares Executive has purchased through an early exercise of a stock option grant), stock appreciation rights, restricted stock units, performance shares, performance units and any other equity compensation awards granted by the Company or any successor of the Company.
(g)Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a material reduction in Executive’s Base Salary which reduction is not applicable to a majority of the Company’s senior management, provided that any material reduction in Executive’s Base Salary for which there is a substitution with compensation and benefits that, in the aggregate, are substantially equivalent in value to the reduction in Executive’s Base Salary, will not constitute “Good Reason”; (ii) a material reduction of Executive’s authority, duties or responsibilities; (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of fifty (50) miles or less from Executive’s then present location or to Executive’s home as his primary work location will not be considered a material change in geographic location; or (iv) a material breach by the Company of the terms of this Agreement. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time. Any resignation for Good Reason must occur within two (2) years of the initial existence of the acts or omissions constituting the grounds for “Good Reason.”
(h)Severance Period. For purposes of this Agreement, “Severance Period” means (x) if the Company terminates Executive’s employment with the Company for a reason other than Cause (and not by reason of Executive’s death or Disability), or Executive resigns from employment with the Company for Good Reason, and in each case, such termination occurs upon or after a Change in Control, the period of time commencing immediately after Executive’s separation of service from the Company through the date that is eighteen (18) months following such separation date, and (y) if the termination of Executive’s employment with the Company is other than as set forth in clause (x) of this definition, the period of time commencing immediately after Executive’s separation of service from the Company through the date that is twelve (12) months following such separation date.
11.Confidential Information. Executive reaffirms that, separate from this Agreement, Executive has continuing obligations under the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement entered into between the Company and Executive dated July 27, 2023 (the “Confidential Information Agreement”), and that Executive continues to be subject to all legally enforceable terms of the Confidential Information Agreement.
12.Successors.
(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 12(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
13.Attorney’s Fees. The Company will pay directly or reimburse Executive’s reasonable attorneys’ fees (up to five thousand dollars ($5,000)) in connection with the negotiation, preparation and execution of this Agreement. In order to receive payment or reimbursement under the preceding sentence,  Executive must submit to the Company documentation of the fees incurred in a form reasonably acceptable to the Company within sixty (60) days following the Effective Date, in which case payment or reimbursement will be made as soon as reasonably practicable thereafter and in no event later than March 15, 2024.
14.Notices.
(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the Chair of the Board.
(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 13(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.
15.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
16.Integration. This Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including but not limited to the Prior Employment Agreement. This Agreement may be modified only by agreement of the Parties by a written instrument that is designated as an amendment to this Agreement or explicitly supersedes or replaces this Agreement, and in either case, is executed by Executive and either the Chair of the Board or the Chair of the Compensation Committee. Further, with respect to Equity Awards outstanding as of the Effective Date that, at all times such Equity Award was outstanding, was not subject to performance-based vesting (the “Pre-Existing Time-Based Equity Awards”), the acceleration of vesting provisions contained in this Agreement supersede and replace in their entirety, and act as amendments to, any acceleration of vesting provisions contained in the Pre-Existing Time-Based Equity Award agreements (which agreements, to the extent not amended by this Agreement, remain in full force and effect); provided, however, for purposes of clarity, such provisions do not supersede or replace the merger, asset purchase, change in control or dissolution or liquidation provisions of the equity plan under which the applicable Pre-Existing Time-Based Equity Award was granted. Notwithstanding the foregoing, any references in Executive’s Equity Award agreements to the Prior Employment Agreement with respect to acceleration of vesting shall be deemed to remain in effect but modified to refer to this Agreement, any references to the Section of the Prior Employment Agreement entitled “Limitation on Payments” shall refer to the Section of this Agreement entitled “Limitation on Payments” and any references in any Equity Award that, at any time such Equity Award was outstanding, was subject to performance-based vesting to the Prior Employment Agreement shall be deemed to refer to this Agreement.
17.Waiver of Breach. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). The waiver of a breach of any term or provision of this Agreement will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
18.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
19.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
20.Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
21.Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement.
22.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.
COMPANY:
TRUECAR, INC.

By: /s/ Jeff Swart
Title:     General Counsel
Date:     July 27, 2023

EXECUTIVE:
/s/ Jantoon Reigersman
JANTOON REIGERSMAN

Date: July 27, 2023

[SIGNATURE PAGE TO AMENDED AND RESTATED JANTOON REIGERSMAN EMPLOYMENT AGREEMENT]